Exhibit 99.1

Xencor Reports Third Quarter 2019 Financial Results

-- Management to Host Conference Call at 4:30 p.m. ET today --

MONROVIA, Calif.--Nov. 5, 2019--Xencor, Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of cancer, autoimmune diseases, asthma and allergic diseases, today reported financial results for the third quarter ended September 30, 2019 and provided a review of recent business and clinical highlights.

“The plug-and-play nature of Xencor’s XmAb® technology has enabled the development of a broad and diversified portfolio of therapeutic bispecific antibodies and cytokines, including six programs currently being evaluated in Phase 1 studies. Our strong financial position will support expanded clinical development plans for these programs, as well as research into a growing set of opportunities,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “Our technology’s inherent portability also allows us to provide partners with selective access, and our partners’ near-term plans to initiate Phase 1 studies evaluating XmAb bispecifics represent continued validation of our bispecific platform and Fc engineering capabilities.”

Recent Business and Clinical Highlights and Anticipated Upcoming Milestones

CD3 Bispecific Antibodies: Xencor's initial bispecific antibody programs are tumor-targeted antibodies that contain both a tumor antigen binding domain and a cytotoxic T-cell binding domain (CD3). These bispecific antibodies activate T cells for highly potent and targeted killing of malignant cells.

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XmAb14045 (CD123 x CD3): A Phase 1 study in patients with relapsed or refractory acute myeloid leukemia is enrolling patients into dose-escalation cohorts. The Company is planning to initiate additional clinical studies evaluating XmAb14045 in 2020.

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XmAb13676 (CD20 x CD3): A Phase 1 study in patients with B-cell malignancies is enrolling patients into dose-escalation cohorts. Initial data from the study will be presented at the American Society of Hematology Annual Meeting in December 2019.

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XmAb18087 (SSTR2 x CD3): A Phase 1 study in patients with neuroendocrine tumors or gastrointestinal stromal tumors is enrolling patients into dose-escalation cohorts, and initial data are expected in the first half of 2020.

Tumor Microenvironment (TME) Activating Bispecific Antibodies: Xencor's bispecific pipeline includes a suite of TME activators that engage multiple, different targets, such as T-cell checkpoint or agonist receptors. Xencor’s TME activators are designed to promote tumor-selective T-cell activation.

•	XmAb20717 (PD-1 x CTLA-4): A Phase 1 study in patients with advanced solid tumors is enrolling patients into dose-escalation cohorts, and initial data are expected in the first half of 2020.
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XmAb22841 (CTLA-4 x LAG-3): A Phase 1 study evaluating XmAb22841 as a monotherapy and in combination with pembrolizumab in patients with select advanced solid tumors is enrolling patients into dose-escalation cohorts.

•	XmAb23104 (PD-1 x ICOS): A Phase 1 study in patients with select advanced solid tumors is enrolling patients into dose-escalation cohorts.

Cytokines: Xencor engineers cytokines to tune their potency and applies its bispecific Fc domain and Xtend™ technology for improved therapeutic index and longer half-life. Cytokines are immune signaling proteins that can be used to enhance immune responses against tumors.

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XmAb24306 (IL15/IL15Rα-Fc fusion protein): The Company is supporting Genentech's efforts to submit an investigational new drug (IND) application for this candidate, which is anticipated by the end of 2019.

Partnered XmAb Programs: Xencor has eight partnerships for its XmAb technology, which has resulted in one marketed product, four clinical-stage candidates and two candidates that have open INDs and are pending Phase 1 initiations.

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The most advanced program using the Company’s licensed technology is Alexion’s Ultomiris®, which uses the Xtend technology for longer half-life. Ultomiris has received marketing authorizations from regulatory agencies in the U.S., Europe and Japan for the treatment of adult patients with paroxysmal nocturnal hemoglobinuria (PNH) and, in October 2019, also has received approval from the FDA for the treatment of patients with atypical hemolytic uremic syndrome (aHUS).

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Investigational new drug (IND) applications have been allowed by the FDA for an undisclosed Novartis XmAb bispecific antibody and for Amgen’s AMG 509 (STEAP1 x CD3), an XmAb 2+1 bispecific antibody, which were developed in connection with the Company’s Novartis and Amgen collaborations, respectively. In the third quarter of 2019, the Company recognized milestone revenue of $10.0 million from Novartis and $5.0 million from Amgen.

Corporate: In September 2019, the Company appointed Celia Eckert as vice president, general counsel and corporate secretary. Ms. Eckert serves on the senior management team and is responsible for all legal matters, including transactions, corporate governance and employment law, as well as overseeing the Company’s intellectual property portfolio.

Ultomiris® is a registered trademark of Alexion Pharmaceuticals, Inc.

Third Quarter Ended September 30, 2019 Financial Results

Cash, cash equivalents and marketable securities totaled $620.5 million as of September 30, 2019, compared to $530.5 million at December 31, 2018. The increase reflects upfront proceeds of $135 million received in 2019 from the Genentech and Astellas collaborations, offset by cash used to fund operating activities in the first nine months of 2019.

Total revenue for the third quarter ended September 30, 2019 was $21.8 million, which was primarily revenue recognized from milestones from the Company’s Novartis, Alexion and Amgen collaborations. Total revenue for the nine months ended September 30, 2019 was $153.2 million and includes revenue earned from the Genentech and Astellas collaborations and the milestone revenue recognized from the Company’s Novartis, Alexion and Amgen collaborations. Total revenue for the third quarter and nine months ended September 30, 2018 was $29.0 million and includes collaboration revenue earned from Novartis and milestone revenue earned from the Company’s Alexion collaboration.

Research and development expenses for the third quarter of 2019 were $29.8 million, compared to $21.0 million for the same period in 2018. Total research and development expenses for the nine months ended September 30, 2019 were $91.3 million, compared to $70.4 million for the same period in 2018. The increased research and development spending for the three and nine months ended September 30, 2019 reflects increased stock-based compensation expense and additional spending on Xencor’s CD3 bispecific antibody and cytokine development candidates and technologies.

General and administrative expenses for the third quarter of 2019 were $6.3 million, compared to $7.4 million for the same period in 2018. Total general and administrative expenses for the nine months ended September 30, 2019 were $17.5 million, compared to $17.0 million for the same period in 2018. The decreased general and administrative spending for the three months ended September 30, 2019 reflects decreased spending on expenses related to personnel. The increased spending for the nine months ended September 30, 2019 reflects additional spending on intellectual property including patents and licenses and expenses related to professional services.

Non-cash, stock-based compensation expense for the nine months ended September 30, 2019 was $24.7 million, compared to $15.5 million for the same period in 2018.

Net loss for the third quarter ended September 30, 2019 was $10.2 million, or $(0.18) on a fully diluted per share basis, compared to a net income of $3.2 million, or $0.05 on a fully diluted per share basis, for the same period in 2018. For the nine months ended September 30, 2019, net income was $53.8 million, or $0.92 on a fully diluted per share basis, compared to a net loss of $52.2 million, or $(0.98) on a fully diluted per share basis, for the same period in 2018. The net loss reported for the three months ended September 30, 2019 over the net income reported for the same period in 2018 is primarily due to lower collaboration revenue earned and higher research and development expenses. The net income reported for the nine months ended September 30, 2019 over the net loss reported for the same period in 2018 is primarily due to revenue recognized from the Genentech and Astellas collaborations and milestone revenue earned from the Novartis and Amgen collaborations.

The total shares outstanding were 56,714,788 as of September 30, 2019, compared to 56,212,449 as of September 30, 2018.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations beyond 2024. Xencor expects to end 2019 with between $590 million and $625 million in cash, cash equivalents and marketable securities.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these third quarter 2019 financial results and provide a corporate update. The live call may be accessed by dialing (877) 359-9508 for domestic callers or (224) 357-2393 for international callers and referencing conference ID number 9415077. A live webcast of the conference call will be available under "Events & Presentations" in the Investors section of the Company's website located at www.xencor.com. The webcast will be archived on the company website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of cancer, autoimmune diseases, asthma and allergic diseases. Currently, 14 candidates engineered with Xencor's XmAb® technology are in clinical development internally and with partners. Xencor's XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including, but not limited to, the quotations from Xencor's president and chief executive officer and any expectations relating to Xencor's financial expectations and business, the timing and success of clinical trials, future product candidates, Xencor's research and development programs, partnering efforts and capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2018 as well as Xencor's subsequent filings with the Securities and Exchange Commission. All forward-looking statements are based on Xencor's current information and belief as well as assumptions made by Xencor. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts

Charles Liles

626-737-8118

cliles@xencor.com

Media Contact

Jason I. Spark

Canale Communications

619-849-6005

jason@canalecomm.com

Xencor, Inc.

Condensed Balance Sheets

(in thousands)

	September 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$51,189	$26,246
Short-term marketable securities	495,292	268,115
Accounts receivable	4,349	10,187
Income tax receivable	402	804
Contract asset	15,000	—
Other current assets	7,533	10,375
Total current assets	573,765	315,727

Property and equipment, net	13,868	11,813
Long-term marketable securities	73,995	236,108
Intangible assets, net	14,027	11,969
Income tax receivable	402	804
Other assets	10,187	311
Total assets	$686,244	$576,732

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$16,136	$13,459
Deferred revenue	45,579	40,079
Lease liabilities	2,197	315
Income tax payable	400	—
Total current liabilities	64,312	53,853

Lease liabilities, net of current portion	9,082	1,198
Deferred revenue, net of current portion	2,613	—
Total liabilities	76,007	55,051

Stockholders’ equity	610,237	521,681

Total liabilities and stockholders’ equity	$686,244	$576,732

The 2018 balance sheet was derived from the 2018 annual financial statements included in the Form 10-K that was filed on February 26, 2019

Xencor Inc.

Condensed Statements of Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Revenues	$21,760	$29,039	$153,184	29,039

Operating expenses:
Research and development	29,770	20,953	91,250	70,371
General and administrative	6,266	7,435	17,537	16,955
Total operating expenses	36,036	28,388	108,787	87,326

Income (loss) from operations	(14,276)	651	44,397	(58,287)

Other income, net	3,702	2,499	9,990	6,077
Income (loss) before income expense (benefit)	(10,574)	3,150	54,387	(52,210)

Income tax expense (benefit)	(350)	—	600	—

Net income (loss)	(10,224)	3,150	53,787	(52,210)

Other comprehensive income (loss)
Net unrealized gain (loss) on marketable securities	(193)	(330)	2,407	(530)
Comprehensive income (loss)	$(10,417)	$2,820	$56,194	(52,740)

Net income (loss) per share:
Basic net income (loss) per share	$(0.18)	$0.06	$0.95	$(0.98)
Diluted net income (loss) per share	$(0.18)	$0.05	$0.92	$(0.98)
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - basic	56,643,075	55,974,080	56,449,678	53,165,774
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - diluted	56,643,075	58,313,002	58,365,158	53,165,774